Exhibit 10.19

Execution Version

FORM OF KNOW-HOW LICENSE AGREEMENT

This Know-How License Agreement (“Agreement”) is made as of the 21st day of February, 2024, by and among Shinyoung Co., Ltd., a corporation organized in the Republic of Korea (“Shinyoung”), and Car Tech, LLC, an Alabama limited liability company (“Car Tech”). Each of Shinyoung and Car Tech are sometimes referred to herein as a “Party,” and collectively as the “Parties.”

WITNESSETH

WHEREAS, Car Tech, AltEnergy Acquisition Corp., a Delaware corporation (“Parent”), and Car Tech Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), are party to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into Car Tech, with Car Tech surviving the merger as a wholly-owned subsidiary of Parent;

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, the Parties have executed and delivered this Agreement, pursuant to which Shinyoung has agreed to grant a perpetual, royalty-free license to Car Tech with respect to the Licensed Know-How (as defined below);

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following respective meanings, and capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement:

1. “Business” means the business of engineering, tool development, manufacturing, sourcing, marketing, distributing, and selling the Car Tech Products (i) as conducted by Car Tech (or by third parties on behalf of Car Tech) as of the Effective Time, (ii) as planned to be conducted by Car Tech as of the Effective Time, or (iii) which may be conducted by Car Tech (or on its behalf) within the first five (5) years after the Effective Time.

2. “Car Tech Products” means Products, improved versions of Products, ancillary products, line extensions, and any other products developed or conceived by Car Tech as part of the business of engineering, tool development, manufacturing, sourcing, marketing, distributing, and selling Products.

3. “Excluded Intellectual Property” means the Shinyoung trademarks.

4. “Licensed Know-How” means the accumulation of skills, processes, information, experience and documents disclosed, provided or made available by Shinyoung to Car Tech (or its designees) that are needed, used, or useful to operate the Business, whether such know-how is disclosed, provided or made available prior to the Effective Time or after the Effective Time, including any and all materials, technical information, blueprints, process documents, drawings, CAD-CAM and other electronic files, supplier lists, specifications, trade secrets, know-how, techniques, discoveries, processes, procedures, methods, protocols, designs, diagrams, test results, studies, raw material sources, data, formulation, production technology, and other such materials; provided, however, that Licensed Know-How excludes the Excluded Intellectual Property.

5. “Products” means automobile parts and accessories.

ARTICLE 2

KNOW-HOW AND ADDITIONAL IP LICENSE

2.1 Grant of License. Effective as of the Effective Time, Shinyoung hereby grants to Car Tech a perpetual, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable and transferable license, to use the Licensed Know-How (a) to make, have made, import, export, market, distribute, offer for sale, sell and otherwise commercially exploit Car Tech Products, and (b) to use, copy, host, reproduce, prepare derivative works (including translations) of, display, perform and distribute all works of authorship, all other written materials and content, whether or not copyrightable, including all graphics, designs, images, artwork, lists, compilations, marketing materials, packaging, website content and other works and content, regardless of the medium in which it is prepared or stored, that are included in such Licensed Know-How.

2.2 No Fees. Consideration for the rights granted under this Agreement is provided through the value exchanged under the Merger Agreement. No fees or payments shall be due by Car Tech or its successors or assigns under this Agreement, and Car Tech and such successors and assigns may exercise its rights hereunder without any accounting to Shinyoung.

2.3 Ownership; Retained Rights. As between Car Tech and Shinyoung, Shinyoung shall retain all right, title, and interest in and to the Licensed Know-How. All rights not expressly granted hereunder are reserved to Shinyoung.

2.4 Transfer of Licensed Know How. To the extent that the Licensed Know-How is not already known to Car Tech or its designees, Shinyoung hereby agrees to, at no cost or expense to Car Tech, promptly cooperate and transfer to Car Tech and/or its designees, as applicable, knowledge about all such Licensed Know-How (but such transfer shall not constitute an assignment), and to conduct any training, and deliver all information and materials, and provide any other instruction and information necessary for Car Tech and its applicable designees to understand, and correctly use and practice the Licensed Know-How.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Mutual Representations and Warranties. Each of the Parties represents and warrants as follows:

3.1.1 it has the full right, power and authority to enter into and perform its obligations under this Agreement; and

3.1.2 the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which it or any of its Affiliates is a party or by which it is bound.

3.2 Representations and Warranties of Shinyoung.

3.2.1 Shinyoung represents and warrants that Shinyoung possesses all rights necessary to grant the licenses provided under this Agreement.

3.2.2 Shinyoung hereby agrees and covenants for itself and its successors and assigns, that it shall not assert any claim or counterclaim, bring suit or otherwise participate in any action or proceeding (including without limitation any claim of direct, direct or contributory infringement) against Car Tech or any of its Affiliates, their respective subcontractors, distributors, consultants or representatives, or any of their past, present and future employees, officers, directors, principals, agents, attorneys, accountants, shareholders, licensees, sublicensees, customers (direct or indirect), or any heirs, administrators, executors, successors or assigns of any of the foregoing, or cause, authorize or assist any Affiliate or other third party to do any of the foregoing, in each case based on or arising out of the Licensed Know-How used in the Business.

3.3 Indemnification.

3.3.1 Shinyoung agrees to defend, indemnify, and hold harmless Car Tech, Car Tech’s Affiliates, and each of their respective directors, officers, shareholders, members, employees, assigns and agents from and against any and all third-party claims, demands, and liabilities, including reasonable attorneys’ and legal fees, resulting from, arising out of or related to Car Tech’s or its designees’ use of the Licensed Know-How.

ARTICLE 4

GOVERNING LAW

4.1 Governing Law; Venue. This Agreement will be governed by and interpreted in accordance with the Laws of the State of Delaware, in each case without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The Parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the District of Delaware for any actions, suits, or proceedings arising out of or relating to this Agreement, and hereby waive any objection that either Party may have to the laying of such venue. The Parties further agree that service of any process, summons, notice or document by U.S. registered mail to any address set forth in Section 5.5 below shall be effective service of process for any action, suit or proceeding brought in such court.

ARTICLE 5

MISCELLANEOUS

5.1 Relationship of the Parties. The relationship of Car Tech and Shinyoung established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give either Car Tech or Shinyoung any right or authority to create or assume any obligation or incur any expense of any kind on behalf of the other without the other’s prior written approval or (b) constitute the Parties as partners, joint venturers, co-owners, employer and employee or otherwise as participants in a joint or common undertaking.

5.2 Confidentiality.

5.2.1 Each Party shall treat all nonpublic information provided or obtained from the other Party in connection with this Agreement, including the Licensed Know-How, as confidential in accordance with the terms of the Confidentiality Agreement.

5.3 Entire Agreement; Modifications. This Agreement, and other documents referenced herein, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all previous understandings, agreements and representations between the Parties, written or oral, relating to the subject matter hereof. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed in the case of an amendment, by Car Tech and Shinyoung.

5.4 Termination. This Agreement shall automatically terminate upon the termination of the Merger Agreement prior to the Effective Time in accordance with its terms.

5.5 Notices. All notices and other communications relating to the Licensed Know-How or the terms of this Agreement among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows: If to Car Tech:

Car Tech, LLC

600 Car Tech Dr.

Opelika, AL 26801

Attention: Jonghoon Ha

Email: jhha@shym.co.kr

with a copy to:

Dorsey & Whitney LLP

1400 Wewatta St #400

Denver, CO 80202

Attention: Anthony Epps and Dan Miller

Email: epps.anthony@dorsey.com and miller.dan@dorsey.com

If to Shinyoung:

Shinyoung Co., Ltd.

39, Bonchongongdan-gil,

Yeongcheon-si Gyeongsangbuk-do

Republic of Korea

Attention: Ho Gap Kang

Email: kanghogap@shym.co.kr

With a copy to:

Dorsey & Whitney LLP

1400 Wewatta St #400

Denver, CO 80202

Attention: Anthony Epps and Dan Miller

Email: epps.anthony@dorsey.com and miller.dan@dorsey.com

or to such other address or addresses as the Parties may from time to time designate in writing in accordance with this Section 5.5.

5.6 Waiver; Failure to Exercise. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

5.7 Assignment. This Agreement may not be assigned or otherwise transferred by Car Tech without the prior written consent of Shinyoung or by Shinyoung without the prior written consent of Car Tech, and any assignment or transfer without such consent shall be deemed null and void, except that without such consent (a) Car Tech may assign its rights or obligations hereunder to any of its respective Affiliates, and (b) Car Tech may assign this Agreement, in whole or in part, to any entity that acquires all of or substantially all of its capital stock or its assets connected to the business to which this Agreement relates, whether through purchase, merger, consolidation or otherwise; provided, however, that, other than an assignment under Section 5.7(b), an assigning Party shall remain responsible for any breach hereof by any assignee. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

5.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.9 No Benefit to Third Parties. Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their Affiliates, and their respective successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons or entities; provided, however, that Parent and Merger Sub shall be deemed third party beneficiaries of this Agreement.

5.10 Counterparts; Facsimile Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each of the Parties as if they were original signatures.

5.11 Survival. The following provisions shall survive termination of this Agreement for any reason: ARTICLE 1, ARTICLE 2, ARTICLE 3, ARTICLE 4, and this ARTICLE 5.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Know-How License Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

CAR TECH, LLC

By:	/s/ Jonghoon Ha
Name:	Jonghoon Ha
Its:	Executive Director

SHINYOUNG CO., LTD.

By:	/s/ Ho Gap Kang
Name:	Ho Gap Kang
Its:	Chairman